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                                                            EXHIBIT 99.(A)(1)(E)

     ELECTION TO TRANSFER THE NATIONAL INSURANCE LIABILITY -- UK EMPLOYEES

INTRODUCTION

     As an employee of Business Objects (U.K.) Limited (the "Company"), you are eligible to participate in the Business Objects S.A. 1999 Stock Option Plan (the "Plan"). Any options which are granted to you under the Plan are subject to income tax and employees' National Insurance Contributions when you exercise them and purchase shares. In addition, the Company is currently liable to pay employer's National Insurance (by virtue of section 4(4)(a) of the Social Security Contributions and Benefits Act 1992 (the "Secondary Contribution"), on any gains which you make when you exercise, assign or release your options under the Plan.

     PARAGRAPH 3B OF SCHEDULE 1 TO THE SOCIAL SECURITY CONTRIBUTIONS AND BENEFITS ACT 1992 ENABLES YOU AND THE COMPANY TO ENTER INTO A JOINT ELECTION TO TRANSFER ANY EMPLOYER'S NIC LIABILITY FROM THE COMPANY TO YOU.

     Pursuant to rule 5.4 of the Plan, the grant of all options is subject to you agreeing to enter into a joint election (the "Election") whereby you agree to accept the transfer of the whole of the National Insurance liability. Accordingly, and by signing the declaration contained in this Election, you agree that when you exercise, assign or release your options you will be liable to pay the whole of any Secondary Contribution which is due on any gain which you make.

     THE TERMS OF THIS ELECTION SHALL BE SUBJECT TO THE APPROVAL OF THE BOARD OF INLAND REVENUE.

THE TERMS OF THE ELECTION

     This Election relates to the options that were granted on or after January 1, 2000 (the "Options") (including those which are to be granted to you if you accept the Offer to Grant dated June 14, 2001) listed in the table on page 2 of the Election Form of the Offer to Grant.

          1. The Company hereby transfers to you the whole of the Secondary Contribution arising on or after the date of this Election.

          2. You hereby accept the transfer from the Company of the whole of the Secondary Contribution arising on or after the date of this Election.

          3. You shall (or any person entitled to exercise the option in the event of your death under the terms of the Option) within 3 working days of exercising, assigning or releasing, the Option notify the Company of that exercise, assignment or release. You hereby agree to make such notification regardless of whether the Option is exercised, assigned or released after you have ceased to be employed by the Company or at any time when you are no longer resident in the United Kingdom.

          4. You hereby authorise the Company, or Business Objects SA, on behalf of the Company, to collect the Secondary Contribution in one or more of the following ways:

             (i) by you providing the Company with the amount (in cleared funds) of the Secondary Contribution that is due within three business days of the stock option administrator (currently Great Lakes Strategies) advising you of the amount of tax, employees National Insurance and Secondary Contributions which are payable. You will be required to pay the said amount by cheque, bank transfer, deduction from funds in your Alex Brown Account or any other method that you and the Company agree to be appropriate at the relevant time. Such payment must be sent to the Business Objects S.A Human Resources Department [insert address];

             (ii) by you authorising the Company or its authorised agent (currently Alex Brown) to withhold from the sale proceeds received as a result of the exercise of an Option the monies necessary to cover all of the Secondary Contribution. The proceeds of any such sale will be remitted

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        to the Company by its authorised agent and you will then receive the net proceeds of sale directly from the Company or its authorised agent;

             (iii) by deduction from your salary, or any other money or payment which may be due to you;

          5. Where payment is due from the Company or Business Objects SA for assignment or release of the share options, you authorise a deduction of the Secondary Contribution sufficient to cover the liability from such payment. Where any agreement is made between you and a third party for the assignment or release of the Option, and payment is to be made from a third party, you authorise the third party to withhold an amount sufficient to cover the Secondary Contribution due from the payment and such amount will be paid to the Company within 7 days following the assignment or release of the Option.

          6. The Company shall pass all monies it has collected in respect of the Secondary Contributions to the Collector of Taxes by no later than 14 days after the end of the income tax month in which you realise an Option gain.

          7. You hereby agree that no shares shall be registered in your name until you have met the Secondary Contribution liability on the gain realised by the exercise, assignment or release of the Option in accordance with this Election.

          8. The Company shall keep such records and make such notifications or reporting in respect of the Secondary Contributions as shall be required by the United Kingdom legislation in force from time to time.

          9. This Election shall continue in full force and effect in the event that you leave the Company.

          10. This Election shall cease to have effect in the event that:

             (i) the Options lapse or are otherwise not capable of being exercised;

             (ii) it is revoked jointly by both parties in writing;

             (iii) the Company gives you notice that the Election shall terminate;

             (iv) the Board of Inland Revenue serves notice upon the Company that approval for the election has been withdrawn.

DECLARATION

     I hereby agree to be bound by the terms detailed in paragraphs 1 to 10 of this Election and in particular acknowledge that by signing this agreement, I am consenting to:

          1. accept liability for and to pay the whole of any Secondary Contributions which may be payable upon the exercise, assignment or release of the Options. I understand that there is no cap on this liability; and

          2. authorise the Company, or his agent, to withhold and sell a sufficient number of the shares which I would receive upon the exercise of the Option in order to pay the whole of the Secondary Contribution; or

          3. the Company deducting some or all of the Secondary Contribution from my salary or other payment due to me;

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[NAME OF EMPLOYEE]                                               DATE

     The Company hereby agrees to be bound by the terms of this Election

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     Signed for and on behalf of Business Objects SA, acting as authorised signatory for and on behalf of Business Objects UK Limited.

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[NAME AND JOB TITLE OF AUTHORISED SIGNATORY]                     DATE

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